Exhibit 99.1

Quanta Announces “Town Hall” Style Shareholder Update for July 15, 2020 at 1:30 PM ET

BURBANK, CA / July 8, 2020 / Quanta, Inc. (OTCPK:QNTA), an applied sciences company based on a quantum biology platform that significantly boosts the potency and efficiency of any plant-based matter, today announced another virtual “Town Hall” style investor event, which will be broadcast live over the internet on July 15, 2020 at 1:30 PM ET / 10:30 AM PT.

Eric Rice, the company’s Chief Executive Officer, will lead the session and provide updates on recent events at Quanta, with Q&A to follow. This virtual meeting is open to the public and will consist of a live broadcast audio and video stream, with an open Q&A chat feature accessible. All attendees are required to register to participate. Please access this registration link and follow instructions at:

https://us02web.zoom.us/webinar/register/WN_JoMtX5XHSZujFPNimOyaVQ

About Quanta:

Quanta, Inc. (“Quanta”) is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, anti-aging, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology. You can find more about Quanta at https://buyquanta.com/.

Contacts:

Darrow Associates, Inc.

Peter Seltzberg, Managing Director, IR

pseltzberg@darrowir.com

(516) 419-9915